Exhibit 99.1
CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
605-988-1000
communications@lodgenet.com
LODGENET APPOINTS JOHN E. HAIRE, FORMER TIME WARNER EXECUTIVE,
TO BOARD OF DIRECTORS

     SIOUX FALLS, SD, April 17, 2008 — LodgeNet Interactive Corporation (NASDAQ:LNET) announced today that John E. (“Jack”) Haire has been appointed to its Board of Directors. LodgeNet is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses.
     Mr. Haire spent more than 25 years at Time Warner in a variety of senior executive positions. From 2001 to 2005 he served as Executive Vice President of Time Inc. where he ran the Corporate Sales and Marketing Division and chaired the Time Warner Advertising Council. Earlier in his career, Mr. Haire served as publisher of TIME Magazine and President of Fortune/Money Group. Since then, he has served as an advisor to numerous companies, including CNET Networks, Hallmark and Quigo Technologies, where he has focused on assisting those companies in developing advertising strategies.
     “Jack Haire’s extensive relationships in the advertising and media world, along with his years of experience in creating and developing strategic partnerships will be invaluable to LodgeNet as we continue to develop our advertising and media-based businesses,” said Scott C. Petersen, Chairman, President and CEO of LodgeNet. “We are extremely pleased to welcome Jack to our Board and look forward to his many contributions to the Company.”
     Mr. Haire serves on the boards of The Phoenix Companies, Inc., Concern Worldwide U.S., and The Ireland-U.S. Council. He holds a bachelor’s degree in history from American University.
About LodgeNet
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 9,900 hotel properties worldwide in addition to healthcare facilities throughout the United States. The company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation.
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